Exhibit 99.1
CONTACT: Jim Kosowski
304-234-2440
RELEASE DATE: December 15, 2006
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CONFIRMS TERMINATION
OF CSN MERGER AGREEMENT
     WHEELING, WV, December 15, 2006 — Wheeling-Pittsburgh Corporation (Nasdaq: WPSC) today confirmed CSN’s announcement that it has terminated the merger agreement dated October 24, 2006, between CSN and Wheeling-Pittsburgh Corporation.
     Wheeling-Pittsburgh Corporation Chairman and Chief Executive Officer James P. Bouchard, commenting on the recent development stated the following: “Wheeling-Pittsburgh Corporation appreciates the hard work and interest showed by CSN to improve the prospects of Wheeling-Pitt. CSN will continue to be a valuable customer and supplier of Wheeling-Pitt in the near term, and we believe will also be an important commercial partner to us as we achieve our vision for the future.”
* * *
About Wheeling-Pittsburgh:
     Wheeling-Pittsburgh was organized as a Delaware corporation on June 27, 1920 under the name Wheeling Steel Corporation. Its headquarters is located in Wheeling, WV, with major production facilities in the Upper Ohio and Monongahela valleys. Wheeling-Pittsburgh is a holding company that, together with its several subsidiaries and joint ventures, produces steel and steel products using both integrated and electric arc furnace technology. The Company has slab making production capacity of 2.8 million short tons and hot rolling capacity of 3.4 million short tons. Approximately 65 percent of its sales are comprised of high value-added products.
     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Item 1A — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition, any forward-looking statements represent Wheeling-Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.
###